MGP INGREDIENTS REPORTS FIRST QUARTER 2017 RESULTS
Premium Beverage Alcohol Drives 13% Revenue Increase; Net Income Increases 23%

ATCHISON, Kan., May 4, 2017 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the first quarter ended March 31, 2017.

2017 results compared to 2016

•	First quarter consolidated net sales increased 13.4% to $87.2 million as net sales of premium beverage alcohol significantly increased while net sales of industrial alcohol were flat.

•	First quarter consolidated gross profit increased 11.7% to $19.0 million, reflecting stronger gross profit results in both the Distillery Products and Ingredient Solutions segments.

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Consolidated gross margin decreased 40 basis points to 21.8% for the first quarter, reflecting an 80 basis point decline in Distillery Products margins, partially offset by a 150 basis point expansion in Ingredient Solutions.

•	First quarter operating income increased 6.2% to $11.4 million.

•	Equity in joint venture earnings decreased from $517,000 to $471,000 in the first quarter.

•	Net income increased 22.9% to $8.7 million for the first quarter.

•	First quarter earnings per share, calculated on the two-tier method, increased 22.0% to $0.50 per share.

"Our first quarter results mark continued progress against our long term strategic plan," said Gus Griffin, president and CEO of MGP. "Revenues grew as volumes in premium beverage alcohol increased and gross profit improved in both our Distillery Products and Ingredient Solutions segments. We are off to a good start and are optimistic about the outlook for 2017."

Distillery Products Segment - Beverage Alcohol Drives 12% Gross Profit Growth

For the first quarter of 2017, net sales for the Distillery Products segment increased 15.8% to $74.0 million. Gross profit improved to $16.6 million, or 22.5% of net segment sales, compared with $14.9 million, or 23.3% of net segment sales in the first quarter 2016. Results for the quarter reflect continued strong demand for the Company's high quality premium beverage alcohol products.

Griffin said, "Revenue growth in premium beverage alcohol reflects increased demand for both our American whiskey products and our vodka and gin offerings. While growth remains strong for premium beverage alcohol products, segment margins were unfavorably impacted by softness in the pricing of the distillers feed co-product (Dried Distillers Grain, or "DDG") as market prices dropped significantly."

Food Grade Alcohol	Net Sales Quarter Ended March 31,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2017	2016	$ Change	% Change
Premium Beverage Alcohol	$45,640	$34,993	$10,647	30.4%
Industrial Alcohol	19,123	19,213	(90)	(0.5)%
Food Grade Alcohol	$64,763	$54,206	$10,557	19.5%

Ingredient Solutions - Segment Gross Profit Grew 11%

For the 2017 first quarter, net sales for the Ingredient Solutions segment increased 1.7% to $13.2 million. Gross profit increased to $2.4 million, or 18.4% of net segment sales, compared with $2.2 million, or 16.9% of net segment sales in the first quarter 2016.

Griffin said, "Our Ingredient Solutions segment continued to grow in the first quarter on the strength of our overall starch portfolio. The segment also benefited from lower input costs and increased plant efficiencies."

Other

Corporate selling, general and administrative expenses were $7.6 million for the first quarter 2017 compared to $6.3 million in the first quarter 2016, primarily due to an increase in personnel costs and advertising and promotion expenses.

MGP joint venture equity method investment earnings for the first quarter 2017 were comparable to the first quarter of 2016 at $0.5 million.

The corporate effective tax rate for the quarter was 24.7% compared with 35.4% a year ago, primarily due to the favorable impact of the required accounting change, ASU 2016-09, Compensation - Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting.

Earnings per share was $0.50 for the first quarter 2017, compared with $0.41 for the first quarter 2016.

2017 and Long Term Guidance

MGP is confirming the following guidance for fiscal 2017 and beyond, with the exception of the corporate tax rate outlook, which declined to 30%.

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Reconfirming previous guidance, operating income is expected to grow between 10% and 15% annually from 2016 through 2018. This guidance excludes a favorable litigation settlement and asset sale gain recorded in the third quarter of 2016.

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Recognizing the difficulty of projecting three years in the future, our conservative estimate of growth in operating income in 2019 is 15% to 20% as sales of aged whiskey inventory becomes a more significant factor.

•	Modest growth is expected in net sales in 2017, subject to some volatility as the company continues to shift sales from industrial to premium beverage alcohol.

•	2017 gross margins are expected to continue to grow versus 2016.

•	2017 effective tax rate is forecast to be 30%, and shares outstanding are expected to be approximately 16.8 million at year end.

•	2017 profitability for ICP remains exposed to the challenging and volatile conditions in the fuel ethanol industry.

Conclusion

"We continue to stay the course, building on the momentum of the past two years, and remaining tightly aligned with our long term strategic plan,”  Griffin added.  “We saw strong growth in our premium beverage alcohol business, and more progress in our migration away from industrial alcohol.  Investing to build our inventory of aged whiskey continues to be a focus, and the value of that inventory, at cost, now totals $53.2 million.  Our brands initiative continues to progress, as we begin to expand distribution of our brand portfolio, and the increase in SG&A this quarter reflects our commitment to this initiative.  While the decline in DDG prices is certainly a headwind, overall we believe we are well positioned for long term growth.”

About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, revenue, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance, and company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana facility, or at the Illinois Corn Processing, LLC ("ICP") facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) the positive or adverse impact to our earnings as a result of the ownership of our equity method investment in ICP and the volatility of its operating results, (ix) our limited influence over the ICP joint venture operating decisions, strategies, financial or other decisions (including investments, capital spending and distributions), (x) our ability to source product from the ICP joint venture or unaffiliated third parties, (xi) our ability to maintain compliance with all applicable loan agreement covenants, (xii) our ability to realize operating efficiencies, (xiii) actions of governments, and (xiv) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016.

For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income quarter-versus-quarter	Operating Income	Change

Operating income for the quarter ended March 31, 2016	$10,725
Increase in gross profit - distillery products segment	1,765	16.5	pp(a)
Increase in gross profit - ingredient solutions segment	230	2.1	pp
Increase in SG&A expenses	(1,328)	(12.4)	pp
Operating income for the quarter ended March 31, 2017	$11,392	6.2%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share quarter-versus-quarter	Basic and Diluted EPS	Change
Basic and diluted earnings per share for the quarter ended March 31, 2016	$0.41
Change in operations(a)	0.03	7.3	pp(b)
Tax: Current effect of ASU 2016-09	0.07	17.1	pp
Tax: Change in effective tax rate (excluding tax item above)	(0.01)	(2.4)	pp
Basic and diluted earnings per share for the quarter ended March 31, 2017	$0.50	22.0%

(a)	Changes are net of tax based on the effective tax rate for the base year (2016).

(b)	Percentage points ("pp").

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended
	March 31, 2017	March 31, 2016
Sales	$91,345	$77,191
Less: excise taxes	4,176	356
Net sales	87,169	76,835
Cost of sales	68,128	59,789
Gross profit	19,041	17,046
Selling, general and administrative expenses	7,649	6,321
Operating income	11,392	10,725
Equity method investment earnings	471	517
Interest expense, net	(331)	(311)
Income before income taxes	11,532	10,931
Income tax expense	2,854	3,872
Net income	$8,678	$7,059

Income attributable to participating securities	250	270
Net income attributable to common shareholders and used in EPS calculation	$8,428	$6,789

Share information:
Diluted weighted average common shares	16,712,578	16,607,074

Basic and diluted earnings per common share	$0.50	$0.41
Dividends and dividend equivalents per common share	$0.04	$0.08

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2017	December 31, 2016	(Dollars in thousands)	March 31, 2017	December 31, 2016
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$1,569	Current maturities of long-term debt	$4,362	$4,359
Receivables	36,387	26,085	Accounts payable	16,506	20,342
Inventory	79,988	78,858	Accounts payable to affiliate, net	2,807	3,349
Prepaid expenses	2,426	1,684	Accrued expenses	7,317	8,945
Refundable income taxes	—	2,705	Income taxes payable	534	—
Total Current Assets	118,801	110,901	Total Current Liabilities	31,526	36,995
			Other Liabilities:
			Long-term debt, less current maturities	15,126	16,218
			Revolving credit facility	24,205	15,424
Property and equipment	249,780	246,219	Deferred credits	2,777	2,978
Less accumulated depreciation and amortization	(156,083)	(153,428)	Accrued retirement, health and life insurance benefits	3,460	3,604
Net Property, Plant			Deferred income taxes	2,942	3,432
and Equipment	93,697	92,791	Other non current liabilities	399	393
Equity method investments	19,403	18,934	Total Liabilities	80,435	79,044
Other assets	2,672	2,710	Stockholders’ equity	154,138	146,292
TOTAL ASSETS	$234,573	$225,336	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$234,573	$225,336